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                                                                    EXHIBIT 99.2

                                READY STATE BANK
                              3700 WEST 12TH AVENUE
                             HIALEAH, FLORIDA 33012


NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ____________, 1998

      Ready State Bank will hold a special meeting of stockholders at _________________, in ________________, ___________, at ____ _.m. local time on
____________, 1998, to vote on:

      (1) Merger. The amended and restated agreement and plan of reorganization, dated as of August 27, 1998 and amended and restated as of October 23, 1998, by and among Ready State Bank, Union Planters Corporation, Union Planters Holding Corporation, and Union Planters Bank, National Association, and the related plan of merger by and between Ready State Bank and Union Planters Bank, National Association, and the transactions contemplated by that amended and restated agreement and plan of reorganization and the plan of merger. These transactions include the acquisition of substantially all of the assets and assumptions of all the liabilities of Ready State Bank by Union Planters Holding Corporation by means of the merger of Ready State Bank into Union Planters Bank, National Association.

      (2) Termination of Stockholders' Agreement. The termination existing stockholders' agreement of Ready State Bank, dated November 9, 1983, and amended on April 15, 1992, which must be terminated in order to carry out the transactions contemplated by the amended and restated agreement and plan of reorganization and plan of merger.

      (3) Other Business. Any other matters that properly come before the special meeting, or any adjournments or postponements of the special meeting.

      Record holders of Ready State common stock at the close of business on ________, 1998, will receive notice of and may vote at the special meeting, including any adjournments or postponements. The amended and restated agreement and plan of reorganization and the related plan of merger require approval by the holders of a majority of the outstanding shares of Ready State common stock.

      Stockholders of Ready State are entitled to exercise dissenters' rights under Section 658.44 of the Florida Banking Code, as amended. We have attached a copy of that law as Appendix D to the accompanying proxy statement-prospectus.



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Union Planters Corporation
Ready State Bank
November ___, 1998
Page 4


      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger. If you do not return your card or attend and vote in favor at the special meeting, the effect will be a vote against the merger and the other proposals.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         --------------------
                                         Ramon E. Rasco
                                         Secretary

________________,1998



  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF
   THE AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION AND THE PLAN
          OF MERGER AND FOR TERMINATION OF THE STOCKHOLDERS' AGREEMENT.


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